Exhibit 99.12

LETTER TO CLIENTS OF NOMINEE HOLDERS
Subscription Rights to Unitholders of Beneficial Interest of PBT Land and Minerals, Inc. on July [●], 2026

To Our Clients:

PBT Land and Minerals, Inc. (the “Company”) is offering shares of Class A common stock of the Company, par value $0.01 per share (“Class A Common Stock”), pursuant to non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record of units of beneficial interest (the “Trust Units”) of Permian Basin Royalty Trust (the “Trust”) at 5:00 p.m., New York City Time, on [●], 2026 (the “Record Date”). The Subscription Rights and shares of Class A Common Stock are described in the Company’s prospectus contained in the registration statement on Form S-1 (File No. 333-[_]) dated July [●], 2026 (the “Prospectus”). The Subscription Rights will permit holders of Trust Units on the Record Date to purchase up to an aggregate of [●] shares of Class A Common Stock as described in the Prospectus. The Subscription Rights will expire, if not exercised prior to 5:00 p.m., New York City Time, on [●], 2026, unless extended by the Company’s board of directors, as described in the Prospectus (the “Expiration Date”).

Enclosed for your consideration are:

1.	the Prospectus regarding the rights offering (the “Rights Offering”); and

2.	a Beneficial Owners Election Form, to be used to instruct us whether or not to exercise Subscription Rights on your behalf.

As described in the Prospectus, you will receive one Subscription Right for each Trust Unit owned at 5:00 p.m., New York City Time, on the Record Date (the “Basic Subscription Right”). Each holder of Subscription Rights is entitled to subscribe for [●] share of Class A Common Stock for every Subscription Right held at the subscription price of $[●] per share of Class A Common Stock (the “Subscription Price”). For example, if you owned 100 Trust Units as of 5:00 p.m., New York City Time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase [●] shares of Class A Common Stock at the Subscription Price. The Company will not issue fractional shares of Class A Common Stock upon the exercise of Subscription Rights; accordingly, any fractional shares of Class A Common Stock that would be created by an exercise of the Subscription Rights will be rounded to the nearest whole share.

The issuance and sale of the Class A Common Stock pursuant to the Rights Offering will be conditioned upon completion of (i) the Company’s acquisition of (A) a majority of the assets and liabilities of the Trust and (B) the oil and natural gas mineral interests, land operations and other assets owned by Blackbeard Holdings (“Blackbeard Holdings”) and Greybeard Energy, LLC (“Greybeard Energy”) that will be contributed to the Company (the “Business Combination”) and (ii) the completion of the Blackbeard Contribution Closing (as such term is defined in the Prospectus). If the Business Combination and/or the Blackbeard Contribution Closing is not approved or does not close for any reason, then the Rights Offering will be cancelled, and the issuance and sale of Class A Common Stock will be terminated.

If you elect to purchase the maximum amount of shares of Class A Common Stock that you are entitled to purchase pursuant to your Basic Subscription Right, you will also be entitled to exercise an over-subscription right (the “Over-Subscription Right”) to subscribe for additional shares of Class A Common Stock that are not purchased by other holders pursuant to their Basic Subscription Rights (the “Unsubscribed Shares”) as of the Expiration Date, in an amount up to the number of shares of Class A Common Stock underlying your Basic Subscription Right (subject to proration, as described below). If sufficient Unsubscribed Shares are available, the Company will honor over-subscription requests in full. If the number of Unsubscribed Shares is not sufficient to satisfy in full all Over-Subscription Right requests, then the Unsubscribed Shares will be allocated pro rata among Holders in proportion to the number of rights exercised by such Holder under his or her Over-Subscription Right as it bears to the aggregate number of rights exercised by all Holders under the Over-Subscription Right; provided, however, that in any case, no Holder shall be allocated a greater number of Unsubscribed Shares than such Holder paid for. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Right. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you may purchase pursuant to your Over-Subscription Right, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Class A Common Stock available to you, assuming that no stockholder other than you has purchased any shares of Class A Common Stock pursuant to the Basic Subscription Right and Over-Subscription Right. Any excess subscription payments received by the Subscription Agent will be returned, without interest.

The Company will not be able to satisfy a holder’s exercise of the Over-Subscription Right if all of the holders exercise their Basic Subscription Rights in full, and the Company will only honor an Over-Subscription Right to the extent sufficient shares of Class A Common Stock are available following the exercise of Subscription Rights under the Basic Subscription Rights.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right is less than the aggregate Subscription Price you actually paid in connection with the exercise of the Over-Subscription Right, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest. To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Right is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Right, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Right. See “The Rights Offering—The Subscription Rights—Over-Subscription Right” in the Prospectus.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF TRUST UNITS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF SUBSCRIPTION RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Class A Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Class A Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election” form enclosed with this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of this Rights Offering. This Rights Offering will expire at 5:00 p.m., New York City Time, at the Expiration Date. Once you have exercised the Basic Subscription Right or the Over-Subscription Right such exercise may not be revoked, even if this Rights Offering is extended by the Company’s board of directors.

Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent for this Rights Offering. Any questions or requests for assistance concerning this Rights Offering should be directed to the Information Agent at the below address:

D.F. King & Co., Inc.
28 Liberty Street, floor 53
New York, NY 10005
Call Toll-Free: (877) 478- 5039
Email: PBT@dfking.com

Very truly yours,

PBT Land and Minerals, Inc.